UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE TRADE DESK, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held July 20, 2017

To our stockholders:

You are cordially invited to attend the 2017 annual meeting of stockholders of The Trade Desk, Inc. to be held on Thursday, July 20, 2017, at 10:30 a.m. Pacific Time at the Westlake Village Inn, 31943 Agoura Rd., Westlake Village, CA 91361.

We are holding the meeting for the following purposes:

1. To elect two Class I directors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3. To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

With respect to the election of the Class I directors, Roger Ehrenberg will not stand for re-election to the board of directors at the annual meeting. Mr. Ehrenberg has served on our board of directors since 2010, and we thank him for his years of service.

If you owned our Class A common stock or Class B common stock at the close of business on May 24, 2017, you may attend and vote at the meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in Ventura, California for the ten days prior to the meeting for any purpose related to the annual meeting. This notice, the Proxy Statement and the Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended December 31, 2016 (as so amended, our “2016 Annual Report”) are first being mailed to stockholders and posted on our website on or about June 23, 2017.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of The Trade Desk.

Sincerely,

Jeff T. Green
Chief Executive Officer

Ventura, California

June 23, 2017

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE TRADE DESK, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

THE TRADE DESK, INC.

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2017 annual meeting of stockholders to be held on Thursday, July 20, 2017 at 10:30 a.m. local time at the Westlake Village Inn, 31943 Agoura Rd., Westlake Village, CA 91361.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2016 Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended December 31, 2016 (as so amended, our “2016 Annual Report”), are first being distributed to stockholders and made available on our website at www.thetradedesk.com under the headings “About/Investor Relations” on or about June 23, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “The Trade Desk,” “we,” “the Company,” “us,” and “our” refer to The Trade Desk, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,

THE PROXY MATERIALS AND VOTING YOUR SHARES

WHAT IS INCLUDED IN THESE MATERIALS AND POSTED ON OUR WEBSITE?

These materials include:

•	Our proxy statement for the annual meeting including the proxy card; and

•	Our 2016 Annual Report, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2016.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

There are two items that will be voted on at the annual meeting:

1. The election of two Class I directors; and

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

WHAT ARE OUR BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

WHAT IS A PROXY?

Our board of directors is soliciting your vote at our 2017 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a “proxy” or a “proxy card.” Jeff Green, Paul Ross and Vivian Yang have been designated as proxies for our 2017 annual meeting of stockholders.

WHO CAN VOTE AT THE MEETING?

The record date for our 2017 annual meeting of stockholders is May 24, 2017. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

On the record date, there were 23,125,720 shares of our Class A common stock outstanding, and 17,202,930 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the annual meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.

By Telephone and Internet Proxy: Stockholders of record can vote their shares by telephone or via the Internet. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

In Person: All stockholders of record may vote in person at the meeting. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the voting power of all of our issued and outstanding shares of our common stock as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If there are not enough shares present both in person and by timely and properly submitted proxy cards to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.

HOW ARE ABSTENTIONS COUNTED?

Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the annual meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors where abstentions have no effect on the outcome.

WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?

Stockholders should specify their choice for each issue to be voted upon at the annual meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that annual meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholders of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists for the annual meeting. If you do return a signed proxy but you fail to specify how your shares should be voted on one or more issues to be voted upon at the annual meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; and (ii) FOR Proposal Two ratifying the selection of PricewaterhouseCoopers LLP as our independent auditors.

Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.

The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with the annual meeting, but will not be considered entitled to vote on the non-routine proposals.

We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.

However, we believe that Proposal One: Election of Directors is considered a non-routine matter under applicable rules. Accordingly, brokers or other nominees cannot vote on this proposal without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One—Election of directors	Each director must be elected by a plurality of the votes cast; meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal Two—Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.

HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2018 ANNUAL MEETING?

To be included in our proxy statement for the 2018 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices no later than February 23, 2018, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year’s annual meeting.

HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2018 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2018 ANNUAL MEETING?

To be raised at the 2018 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. Since our annual meeting is on July 20, 2017, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than March 22, 2018 and no later than April 21, 2018, in order to be raised at our 2018 annual meeting.

WHAT IF THE DATE OF THE 2018 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR’S ANNUAL MEETING?

Under Rule 14a-8 of the Exchange Act, if the date of the 2018 annual meeting changes by more than 30 days from the anniversary of this year’s annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our bylaws, if the date of the 2018 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s annual meeting, stockholder proposals to be brought before the 2018 annual meeting must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?

With respect to a stockholder’s nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws is available via the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?

If we receive notice of a matter to come before the 2018 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Jeff Green, Paul Ross and Vivian Yang, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

WHO BEARS THE COST OF THIS SOLICITATION?

We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will be available on our website.

PROPOSAL ONE:

ELECTION OF DIRECTORS

In voting on the election of our director nominees, stockholders may:

•	Vote in favor of all nominees;

•	Vote in favor of specific nominees; or

•	Withhold votes as to specific nominees.

Assuming a quorum is present; directors will be elected by a plurality of the votes cast.

Our bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one (1) member. Our board of directors approved a decrease in the size of our board of directors from nine (9) members to seven (7) members, effective immediately prior to our annual meeting of stockholders. At the time of our 2017 annual meeting, our board of directors will be comprised of seven directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2017)	Class II (2018)	Class III (2019)
Jeff T. Green	Thomas Falk	Kathryn E. Falberg
Eric B. Paley	Robert D. Perdue	David B. Wells
Roger Ehrenberg(1)	Juan N. Villalonga

(1)	Mr. Ehrenberg is not nominated for re-election at our 2017 annual meeting of stockholders.

Based on the recommendation of the nominating and corporate governance committee, the board of directors has nominated Jeff T. Green and Eric B. Paley for election as Class I directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2020 and until their successors are duly elected and qualified. Messrs. Green and Paley are currently serving as Class I directors. Mr. Ehrenberg is not nominated for re-election as a Class I director. Each of Messrs. Green and Paley has consented to serve for a new term.

Directors listed in Class II and Class III above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The Class I directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

The name and age as of May 24, 2017 of each nominee for director, his position with us, the year in which he first became a director, and certain biographical information as of May 24, 2017 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Jeff T. Green	40	President and Chief Executive Officer, Director	November 2009
Eric B. Paley	41	Director	March 2010

Jeff T. Green has served as our president and chief executive officer and as a member of our board of directors since November 2009. Prior to joining the The Trade Desk and from May 2004 to October 2009, Mr. Green founded AdECN, the world’s first online advertising exchange. As chief operating officer of AdECN, he led all strategy, product and business development. AdECN was acquired by Microsoft Corporation within three years of launch. At Microsoft, Mr. Green oversaw the AdECN exchange business, as well as all reseller and channel partner business. Mr. Green has also played a leadership role in the ad tech industry, having served on the Networks and Exchanges Quality Assurance Guidelines Committee for the Internet Advertising Bureau, or (“IAB”), from 2011 to 2012. At IAB, Mr. Green led working groups that established rules and best practices for acquiring inventory, and set data transaction standards.

We believe that Mr. Green is qualified to serve on our board of directors due to his extensive management experience and sophisticated industry background.

Eric B. Paley has served as a member of our board of directors since March 2010. He is a co-founder and managing partner at Founder Collective, a seed stage venture capital fund. Mr. Paley serves on the board of directors of numerous private companies. From October 2002 to December 2008, Mr. Paley served as the chief executive officer and a co-founder of Brontes Technologies, a company offering advanced dental imaging technology solutions, which was acquired by 3M in October 2006. Mr. Paley received a B.A. in Government from Dartmouth College and an M.B.A. from the Harvard Business School.

We believe that Mr. Paley is qualified to serve on our board of directors due to his extensive management experience, entrepreneurial background and strategic leadership track record.

Information Concerning Directors Continuing in Office

The name and age as of May 24, 2017 of each director continuing in office, his or her position with us, the year in which he or she first became a director, and certain biographical information as of May 24, 2017 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Robert D. Perdue	50	Chief Operating Officer, Director	May 2014
Kathryn E. Falberg	56	Director	August 2016
Thomas Falk	38	Director	May 2012
Juan N. Villalonga	64	Director	April 2015
David B. Wells	45	Director	December 2015

Robert D. Perdue has served as our chief operating officer since January 2013 and as a member of our board of directors since May 2014. Prior to The Trade Desk, Mr. Perdue was the chief operating officer of EyeWonder, a company that provides digital advertising products and services, from November 2009 to March 2012, managing sales, business operations and expansion efforts worldwide. Prior to EyeWonder and from May 2006 to November 2009, Mr. Perdue specialized in mergers and acquisitions, capital raising and online strategy for The Jordan, Edmiston Group (“JEGI”), an investment bank serving the online media and technology industry. While at JEGI, he developed wide-ranging experience in online media, advising ad serving companies, targeting platforms, ad networks, search and lead generation platforms and workflow automation software companies. Prior to JEGI, Mr. Perdue worked for more than a decade in progressive leadership and management roles at Time Warner and Ernst & Young, LLP. Mr. Perdue received an M.B.A. from Georgetown University.

We believe that Mr. Perdue is qualified to serve on our board of directors due to his extensive management experience and industry background.

Kathryn E. Falberg has served as a member of our board of directors since August 2016. Ms. Falberg served as executive vice president and chief financial officer of Jazz Pharmaceuticals, PLC, a biopharmaceutical company, from March 2012 to March 2014 after serving as senior vice president and chief financial officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies, including AdECN, while serving as a corporate director and audit committee chair for several companies. Ms. Falberg was with Amgen from 1995 through 2001, where she served as senior vice president, finance and strategy and chief financial officer and before that as vice president, controller and chief accounting officer, and vice president, treasurer. Ms. Falberg currently serves on the board of directors of Aimmune Therapeutics, Axovant Sciences and Urogen Phrama and previously served on a number of boards including BioMarin Pharmaceutical, Medivation, Halozyme Therapeutics and aTyr Pharma. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

We believe that Ms. Falberg is qualified to serve on our board of directors due to her extensive management experience, strategic leadership track record, and service on other boards of directors.

Thomas Falk has served as a member of our board of directors since May 2012. Since March 2007, he has been with eValue Group where he currently serves as chief executive officer. eValue Group consists of the publicly traded eValue Europe AG, the media investment bank Digital Capital Advisors and the investment fund Revel Partners. Mr. Falk serves on the board of directors of numerous private companies. Previously, Mr. Falk served as president EMEA of Doubleclick after selling his company, Falk eSolutions, to Doubleclick.

We believe that Mr. Falk is qualified to serve on our board of directors due to his extensive entrepreneurial background, strategic leadership track record and service on other boards of directors of technology companies.

Juan N. Villalonga has served as a member of our board of directors since April 2015. Since 2011, he has been a partner at Hermes Growth Partners, a growth equity firm. Mr. Villalonga serves on the board of directors of ACIBADEM, Axiata and Virgin Mobile Latin America, and is a member of the Lutetia Capital Advisory Board and of the Telefónica Foundation. Previously, Mr. Villalonga served as the executive chairman and chief executive officer of Telefónica Group, and as a former partner at McKinsey and Company. Mr. Villalonga received a B.A. in Law from the University of Deusto and a J.D. from Navarra University.

We believe that Mr. Villalonga is qualified to serve on our board of directors due to his extensive management experience, financial industry background and service on other boards of directors of technology companies.

David B. Wells has served as a member of our board of directors since December 2015. Since 2004 he has been at Netflix, Inc., an internet television network, where he has served as the chief financial officer since December 2010. Previously, Mr. Wells served as vice president, financial planning and analysis, of Netflix and in progressive roles as a management consultant with Deloitte Consulting. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.A./M.P.P. from the University of Chicago.

We believe that Mr. Wells is qualified to serve on our board of directors due to his extensive management experience, high-growth company background and strategic leadership track record.

Information Concerning Directors Not Continuing in Office

Roger Ehrenberg has served as a member of our board of directors since March 2010. He is the founder and managing partner of IA Ventures, a seed-stage venture capital firm. Mr. Ehrenberg serves on the board of directors of numerous private companies. Mr. Ehrenberg has also previously served as president and chief executive officer of DB Advisors, Deutsche Bank’s internal hedge fund trading platform. Before DB Advisors, Mr. Ehrenberg was global co-head of Deutsche Bank’s Strategic Equity Transactions Group. As an investment banker and managing director at Citibank, he held a variety of roles in the Global Derivatives, Capital Markets, Mergers & Acquisitions and Capital Structuring groups. Mr. Ehrenberg received a B.B.A. in Finance and Economics from University of Michigan, Ann Arbor, and an M.B.A. in Accounting, Finance and Management from Columbia Business School.

Mr. Ehrenberg was selected to serve on our board of directors due to his extensive management experience, strategic leadership track record and service on other boards of directors of technology companies.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On the recommendation of our audit committee, our board of directors has appointed PricewaterhouseCoopers LLP (“PwC”), independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2017. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from PwC will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.

In the vote on the ratification of the selection of PwC as our independent auditors, stockholders may:

•	Vote in favor of ratification;

•	Vote against ratification; or

•	Abstain from voting on ratification.

Vote Required for Approval

Assuming a quorum is present, the selection of PwC as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of PwC, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Auditor Information

Set forth below are the fees for services rendered by PwC for the fiscal years ended December 31, 2015 and 2016:

Fee Category	2015	2016
Audit Fees(1)	$601,369	$2,081,285
Tax Fees(2)	—	876,612
All Other Fees(3)	—	2,700

Total	$601,369	$2,960,597

(1)	Audit Fees cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees for 2016 included fees of $907,116 related to our initial public offering, consents, comfort letter and reviews of other documents filed with the SEC.
(2)	Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax planning and advice.
(3)	All Other Fees in 2016 are related to license fees for accounting research software.

The audit committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the audit committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year, if required, and to review the Company’s interim financial statements; and (2) management and the independent registered public accounting firm will submit to the audit committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The audit committee has designated the audit committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The audit committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular audit committee meeting.

All services provided by PwC during the fiscal years ended December 31, 2015 and December 31, 2016 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.

The audit committee of our board of directors is comprised of three members and acts under a written charter that has been approved by our board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.

The audit committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. PwC is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of PwC on the consolidated financial statements. PwC is not required to attest to the effectiveness of the company’s internal control over financial reporting until the company’s first Annual Report required to be filed with the SEC following the later of the date the company is deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date the company is no longer an “emerging growth company,” as defined in the Jumpstart Our Businesses Act of 2012.

The audit committee’s meetings facilitate communication among the members of the audit committee, management and PwC. The audit committee separately met with PwC, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The audit committee also met separately with management.

Based on its discussions with management and PwC, and its review of the representations and information provided by management and PwC, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2016 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

By order of the audit committee of the board of directors of The Trade Desk,

AUDIT COMMITTEE

David B. Wells (Chairperson)

Roger Ehrenberg

Juan N. Villalonga

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Leadership Structure of the Board

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer.

Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Green, serves as chairman of our board of directors is effective. Mr. Green’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters.

Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Mr. Ehrenberg is our lead independent director and assumes specific responsibilities on behalf of the independent directors. Mr. Ehrenberg is not nominated for re-election at our 2017 annual meeting of stockholders. At a future meeting of our board of directors, the independent directors will elect a new lead independent director.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-persons transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Meetings

Our board of directors held a total of eight meetings during 2016. Each director attended at least 75% of the total number of board of directors and committee meetings that were held during the time he or she was a director in 2016.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance at least annually.

The members of our audit committee are Messrs. Wells (chairperson), Ehrenberg and Villalonga. Mr. Ehrenberg, who is not nominated for re-election to our board of directors at the 2017 annual meeting, will cease being a member of our audit committee effective immediately after the annual meeting, at which time Mr. Paley will join the audit committee. All members of our audit committee, as well as Mr. Paley, meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”). Our board of directors has determined that Mr. Wells is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement in connection with our initial public offering (our “IPO”). Our board of directors has determined that each of Messrs. Wells and Villalonga, as well as Mr. Paley are independent under the heightened audit committee independence standards of the SEC and NASDAQ. As allowed under the applicable rules and regulations of the SEC and NASDAQ, we intend to phase in compliance with the heightened audit committee independence requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our audit committee is available on our website at http://investors.thetradedesk.com/.

During 2016, our audit committee met eight times in person or by telephone.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

•	reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives recommends to our board of directors the compensation of these officers based on such evaluations;

•	recommends to our board of directors the issuance of stock options and other awards under our stock plans; and

•	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Ms. Falberg (chairperson), and Messrs. Falk and Wells.

Each of the members of our compensation committee is independent under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our compensation committee is available on our website at http://investors.thetradedesk.com/.

During 2016, our compensation committee met twice in person or by telephone.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of our nominating and corporate governance committee are Ms. Falberg (chairperson) and Mr. Paley. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.thetradedesk.com/.

We completed our IPO in September 2016 and held our first nominating and corporate governance committee meeting in early 2017. Our nominating and corporate governance committee did not meet in person or by telephone during 2016.

Compensation Committee Interlocks and Insider Participation

During 2016, our compensation committee consisted of Ms. Falberg, and Messrs. Falk and Wells. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.thetradedesk.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at, or available through, our website.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of May 24, 2017:

Name	Age	Position(s)
Executive Officers
Jeff T. Green	40	President and Chief Executive Officer, Director
Robert D. Perdue	50	Chief Operating Officer, Director
David R. Pickles	39	Chief Technology Officer
Paul E. Ross	43	Chief Financial Officer
Brian J. Stempeck	38	Chief Client Officer

Jeff T. Green. See Proposal One: Election of Directors for Mr. Green’s biographical information.

Robert D. Perdue. See Proposal One: Election of Directors for Mr. Perdue’s biographical information.

David R. Pickles has served as our chief technology officer since March 2010. Prior to joining us, he was with Microsoft Corporation where he served as development lead from September 2008 to March 2010 and senior software development engineer from March 2008 to September 2008. From May 2004 to February 2008 he served as senior database engineer at CallWave, Inc., where he was involved in building all back end components of the system: client session management services, telephone call handling services, client registration services, B2B integrations with all major telephone carriers, and complex high performance database systems (including a custom billing and CRM system). Mr. Pickles received a B.S. in Computer Science from University of California, Santa Barbara.

Paul E. Ross has served as our chief financial officer since November 2014. From May 2012 to November 2014, Mr. Ross served as a contract, part-time or interim chief financial officer for several companies, including as the interim chief financial officer and principal accounting officer of DecisionPoint Systems, Inc. from September 2012 to February 2013. Mr. Ross served as the chief financial officer and principal accounting officer of GenMark Diagnostics, Inc. from April 2011 until April 2012 and served as its treasurer and secretary. He served as chief financial officer of Teledata Technology Solutions Limited from October 2009 until April 2011. Mr. Ross served as chief financial officer, principal accounting officer and senior vice president of Finance at Meade Instruments Corp. from March 2007 to April 2009. From May 2005 to March 2007, Mr. Ross served as chief financial officer and treasurer of Power-One, Inc. (now ABB Product Group Solar). From April 2001 to May 2005, he held various positions with Power-One including corporate controller, vice president of finance, director of corporate finance, and manager of financial planning and reporting. He acquired his certified public accountant license from California while at PricewaterhouseCoopers LLP and maintains his active license from Florida. Mr. Ross received a B.A. degree in History from University of California, Los Angeles and an M.B.A. from the USC Marshall School of Business.

Brian J. Stempeck has served as our chief client officer since February 2015 and initially joined The Trade Desk in June 2010. Mr. Stempeck has spent the majority of his career in online media and marketing. Prior to The Trade Desk, Mr. Stempeck worked for Bain & Company, where he advised Fortune 500 clients in the retail and pharmaceutical sectors on online marketing strategies. He started his career as a political journalist with E&E Publishing (“E&E”), and launched E&E’s online video division in 2006. Mr. Stempeck received a B.A. in English Literature from the University of Virginia and an M.B.A. from the Kenan-Flagler Business School, University of North Carolina at Chapel Hill.

INFORMATION REGARDING COMPENSATION OF

EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2016 Summary Compensation Table” below. In 2016, our named executive officers (“NEOs”), and their positions were as follows:

•	Jeff T. Green, chief executive officer;

•	Robert D. Perdue, chief operating officer;

•	Brian J. Stempeck, chief client officer; and

•	Paul E. Ross, chief financial officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeff T. Green	2016	400,000	1,036,236	1,097,460	487,023	3,659	3,024,378
Chief Executive Officer	2015	307,500	88,064	—	325,000	3,793	724,357
Robert D. Perdue	2016	360,000	708,796	720,585	487,023	4,085	2,280,489
Chief Operating Officer	2015	268,750	121,870	—	265,000	3,039	658,659
Brian J. Stempeck	2016	360,000	708,796	720,585	487,023	2,649	2,279,053
Chief Client Officer	2015	268,750	123,593	—	265,000	3,975	661,318
Paul E. Ross	2016	380,000	708,796	720,585	405,852	8,682	2,223,915
Chief Financial Officer	2015	265,000	172,737	—	225,000	2,904	665,641

(1)	Amounts reflect the full grant-date fair value of options to purchase shares of Class A common stock granted to our NEOs during 2016, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of stock option awards, see Note 2 and Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Amounts reflect the full grant-date fair value of restricted shares of our Class A common stock, or restricted stock awards, to our NEOs under our 2016 Incentive Award Plan. For further discussion of the assumptions used to calculate the value of restricted stock awards, see Note 2 and Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Amounts represent 2016 cash incentive awards earned by our NEOs in 2016. For additional information, see the section captioned “Narrative to Summary Compensation Table—2016 Cash Incentives.”
(4)	Amounts represent our 401(k) matching contributions for our NEOs and our key man life insurance premiums in the aggregate amount of $630 paid on Mr. Green’s behalf.

Narrative to Summary Compensation Table

2016 Salaries

Each NEO receives a base salary to compensate him for services rendered to us. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities. Messrs. Green, Perdue, Stempeck and Ross had base salaries set at $400,000, $360,000,

$360,000 and $380,000, respectively throughout 2016. The actual base salaries earned by our NEOs during 2016 are set forth in the 2016 Summary Compensation Table above.

Effective as of January 1, 2017, the base salaries for each of Messrs. Green, Perdue, Stempeck and Ross were increased to $625,000, $410,000, $410,000 and $410,000, respectively, in order to more properly compensate such NEOs for their duties and responsibilities with a public company.

2016 Cash Incentives

Pursuant to each NEO’s 2016 executive employment agreement, each of the NEOs was eligible to earn cash incentive awards ranging from 0% to 0.24% of 2016 revenue (for Messrs. Green, Perdue and Stempeck) and from 0% to 0.20% of 2016 revenue (for Mr. Ross), in each case, dependent upon the level of 2016 gross managed revenue attained by us. Based upon our actual 2016 gross managed revenue, Messrs. Green, Perdue and Stempeck each became entitled to receive a cash incentive equal to 0.24% of 2016 revenue and Mr. Ross became entitled to receive a cash incentive equal to 0.20% of 2016 revenue. Earned awards are payable to the NEOs within 60 days after the end of each quarter.

The actual annual cash incentives earned by each NEO for 2016 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”.

Equity Compensation

We have historically granted stock options to our NEOs under The Trade Desk, Inc. 2010 Stock Plan, or, from and after December 9, 2015, under The Trade Desk, Inc. 2015 Equity Incentive Plan, or, from and after our IPO, under The Trade Desk, Inc. 2016 Equity Incentive Plan, referred to as the 2016 Plan. The 2016 Plan provides for the grant of cash and equity incentives to our directors, employees (including our NEOs) and consultants and those of certain of our affiliates to enable us and certain of our affiliates to retain services of highly-qualified individuals, which is essential to our long term success.

On December 23, 2016, Messrs. Green, Perdue, Stempeck and Ross were granted options to purchase shares of our Class A common stock under our 2016 Plan. All of the 2016 options are intended to qualify as tax-qualified “incentive stock options” to the maximum extent permitted under applicable tax rules. The 2016 options generally vest and become exercisable with respect to one-forty-eighth (1/48th) of the shares subject thereto on each monthly anniversary of the applicable vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date.

On December 23, 2016, Messrs. Green, Perdue, Stempeck and Ross were also granted awards of restricted Class A common stock (or “RSAs”), under our 2016 Plan. The 2016 RSAs generally vest with respect to 25% of the shares subject thereto on each of the four anniversaries of the applicable vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date.

The stock options and RSUs granted to our NEOs during fiscal year 2016 are set forth in the table below under “Outstanding Equity Awards at Fiscal Year-End”.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. Currently, we match 25% of the first 6% of the contributions made by participants in the 401(k) plan, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance. We do not provide our NEOs with perquisites or other personal benefits, other than the retirement, health and welfare benefits that apply uniformly to all of our employees.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2016.

			Option Awards						Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Stock Awards That Have Not Vested (#)		Market Value of Stock Awards That Have Not Vested ($)(1)
Jeff T. Green	1/20/2015	1/20/2015	9,602		20,005	(2)	0.819	1/19/2025
Chief Executive Officer	12/9/2015	1/1/2016	10,483		35,287	(2)	3.696	12/8/2020
	12/23/16	12/1/2016	—		56,567	(3)	30.15	12/22/26
	12/23/16	12/1/2016	—		9,333	(4)	33.17	12/22/21	36,400	(5)	1,007,188
Robert D. Perdue	2/8/2013	1/7/2013	403,277		9,723	(6)	0.171	2/7/2023
Chief Operating Officer	4/23/2014	4/23/2014	44,444		22,222	(2)	0.819	4/22/2024
	1/20/2015	1/20/2015	15,774		17,147	(2)	0.819	1/19/2025
	1/20/2015	1/20/2015	20,763		22,570	(2)	0.819	1/19/2025
	12/9/2015	1/1/2016	9,438		31,755	(2)	3.360	12/8/2025
	12/23/16	12/1/2016	—		43,300	(7)	30.15	12/22/26	23,900	(5)	661,313
Brian J. Stempeck	7/23/2010	6/21/2010	55,000	(6)	—		0.069	7/22/2020
Chief Client Officer	10/12/2010	10/12/2010	33,333	(2)	—		0.069	10/11/2020
	2/28/2011	2/28/2011	33,333	(2)	—		0.069	2/27/2021
	4/4/2011	4/4/2011	33,333	(2)	—		0.069	4/3/2021
	7/8/2011	7/8/2011	133,333	(2)	—		0.069	7/7/2021
	10/17/2012	10/17/2012	300,000	(2)	—		0.171	10/16/2022
	1/20/2015	1/20/2015	15,774		17,147	(2)	0.819	1/19/2025
	1/20/2015	1/20/2015	22,360		24,306	(2)	0.819	1/19/2025
	12/9/2015	1/1/2016	9,438		31,755	(2)	3.360	12/8/2025
	12/23/16	12/1/2016	—		43,300	(7)	30.15	12/22/26	23,900	(5)	661,313
Paul E. Ross	1/20/2015	1/20/2015	5,775		17,146	(2)	0.819	1/19/2025
Chief Financial Officer	1/20/2015	11/3/2014	69,444		63,889	(6)	0.819	1/19/2025
	12/9/2015	1/1/2016	9,955		33,526	(2)	3.360	12/8/2025
	12/23/16	12/1/2016	—		43,300	(7)	30.15	12/22/26	23,900	(5)	661,313

(1)	Market value based upon the closing price of Class A common stock as of December 30, 2016, the last trading day in 2016.

(2)	Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class B common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date. If a change in control of our company occurs, 50% of the then-unvested portion of the option will vest upon such change in control, subject to the applicable NEO remaining employed with us until at least immediately prior to such change in control. In addition, upon a termination of the applicable NEO’s employment by us without cause within three months prior to, or two years following, a change in control of our company, subject to the applicable NEO’s execution of a general release of claims, the option will vest in full (to the extent then-unvested).
(3)	Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 43,299 of the shares of Class A common stock subject to the option (the “NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date in the applicable calendar year, such that the option will vest and become exercisable with respect to a total of 14,433 NSO Tranche I Shares during each of calendar years 2017, 2018 and 2019), and (2) with respect to 13,268 of the shares of Class A common stock subject to the option (the “NSO Tranche II Shares”), one-twelfth (1/12th) of the NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing with the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(4)	Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 6,126 of the shares of Class A common stock subject to the option (the “ISO Tranche I Shares”), one-thirty-sixth (1/36th) of the ISO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the vesting commencement date (rounded down to the nearest ISO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 2,042 ISO Tranche I Shares during each of calendar years 2017, 2018 and 2019), and (2) with respect to 3,207 of the shares of Class A common stock subject to the option (the “ISO Tranche II Shares”), one-twelfth (1/12th) of the ISO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the vesting commencement date commencing on the thirty-seventh (37th) monthly anniversary of the vesting commencement date and continuing through and including the forty-eighth (48th) monthly anniversary of the vesting commencement date (rounded down to the nearest ISO Tranche II Share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(5)	Represents RSAs vesting with respect to 25% of the shares subject thereto on each of the four anniversaries of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date.
(6)	Represents stock options vesting with respect to one-fourth of the shares of Class B common stock subject thereto on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares of Class B common stock subject thereto on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable NEO’s continued employment through the applicable vesting date. If a change in control of our company occurs, 50% of the then-unvested portion of the option will vest upon such change in control, subject to the applicable NEO remaining employed with us until at least immediately prior to such change in control. In addition, upon a termination of the applicable NEO’s employment by us without cause within three months prior to, or two years following, a change in control of our company, subject to the applicable NEO’s execution of a general release of claims, the option will vest in full (to the extent then-unvested).

(7)	Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the applicable NEO’s continued employment through the applicable vesting date.

Executive Compensation Arrangements

Current Executive Employment Agreements

On May 11, 2017, we entered into new executive employment agreements with each of our NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause. Our NEOs are: Jeff T. Green, Chief Executive Officer; Robert D. Perdue, Chief Operating Officer; Brian J. Stempeck, Chief Client Officer; and Paul E. Ross, Chief Financial Officer.

Employment Agreement with Jeff T. Green. Mr. Green’s initial base salary under the new employment agreement will be $625,000, which is subject to annual review and adjustment, and he will be eligible to earn an annual cash incentive bonus with a target amount equal to 75% of his base salary, which will be payable in quarterly installments within 60 days after the end of each calendar quarter. Mr. Green is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Green’s new employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his new employment agreement) or Mr. Green resigns for “good reason” (as defined in his new employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 1.5 times the sum of (x) his current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by Mr. Green in which Mr. Green would have vested if he had remained employed for an additional 18 months; and (iv) if Mr. Green is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Mr. Green’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Mr. Green had he remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Green’s employment is terminated by us without cause or Mr. Green resigns for good reason, in either case within three months prior to or 24 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 3.0 times the sum of (x) Mr. Green’s then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by Mr. Green; and (iv) if Mr. Green is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him had he remained employed with us for an additional 36 months.

In addition, Mr. Green remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the new employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Green’s employment and for one year thereafter.

Employment Agreements with each of Robert B. Perdue, Brian J. Stempeck and Paul E. Ross. The initial base salary under each of the new employment agreements for Messrs. Perdue, Stempeck and Ross will be $410,000, which is subject to annual review and adjustment, and each NEO will be eligible to earn an annual cash incentive bonus with a target amount equal to 110% of his base salary, which will be payable in quarterly installments within 60 days after the end of each calendar quarter. Each NEO is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

The new employment agreements for each of Messrs. Perdue, Stempeck and Ross provides that, in the event that his employment is terminated by us without “cause” (as defined in the respective employment agreement) or such NEO resigns for “good reason” (as defined the respective new employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the NEO will be entitled to receive (i) an amount equal to the sum of (x) his current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by the NEO in which such NEO would have vested if he had remained employed for an additional 12 months; and (iv) if the NEO is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of the respective COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to such NEO had he remained employed with us.

In lieu of the payments and benefits described in the preceding paragraph, in the event that the employment of Messrs. Perdue, Stempeck and Ross is terminated by us without cause or any such NEO resigns for good reason, in either case within three months prior to or 24 months following a “change in control” (as defined in the respective employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, each NEO will be entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of (x) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation; (ii) a pro-rated annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by the NEO; and (iv) if the NEO is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him had he remained employed with us for an additional 36 months.

In addition, each of Messrs. Perdue, Stempeck and Ross remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the new employment agreement from each such NEO’s prior employment agreement. These restrictive covenants apply during the term of the NEO’s employment and for one year thereafter.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2016, about our equity compensation plans, including The Trade Desk, Inc. 2010 Stock Plan, The Trade Desk Inc. 2015 Equity Incentive Plan, The Trade Desk Inc. 2016 Incentive Award Plan and the Trade Desk Inc. 2016 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1) (c)
Equity compensation plans approved by security holders(2)	5,622,339	$4.94	3,949,249
Equity compensation plans not approved by security holders	—	—	—

Totals	5,622,339	$4.94	3,949,249

(1)

Consists of shares available for future issuance under our 2016 Incentive Award Plan and 2016 Employee Stock Purchase Plan. As of December 31, 2016, 3,425,322 shares of Class A common stock were available for issuance under the 2016 Incentive Award Plan and 523,927 shares of Class A common stock were available for issuance under the 2016 Employee Stock Purchase Plan. For additional information on our equity plans, refer to Note 10, “Stock-Based Compensation,” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Includes 5,429,339 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $4.94 and 193,000 shares issuable upon the vesting of outstanding restricted stock awards and units. Restricted stock awards and units do not require a payment by the recipient to us at the time of vesting. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account.

Director Compensation

Ms. Falberg and Mr. Wells receive annual retainer fees for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service. In 2016, Ms. Falberg and Mr. Wells were paid $20,625 each in annual retainer fees for their services on the board. Ms. Falberg was also paid $5,274 in 2016 for her service as chairperson of the compensation committee and the nominating and corporate governance committee. Mr. Wells was also paid $3,750 in 2016 for his service as chairperson of the audit committee.

Ms. Falberg was granted a stock option under the 2015 Plan to purchase 30,303 shares of our Class B common stock on August 3, 2016 in connection with her commencement of service as a member of our board of directors. Ms. Falberg’s option has an exercise price equal to $18.03 per share (the fair market value of our Class B common stock on the date of grant) and vests with respect to one-fourth of the shares subject thereto on the first anniversary of the grant date and with respect to one-forty-eighth (1/48th) of the shares subject thereto on each monthly anniversary of the grant date thereafter, subject to her continued service as a director through the applicable vesting date.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings. Our employee directors did not receive any additional compensation for their service as members of our board of directors in 2016.

The following table sets forth information for the year ended December 31, 2016 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Roger Ehrenberg	—	—	—	—
Kathryn E. Falberg	25,899	300,458	—	326,357
Thomas Falk	—	—	—	—
Eric B. Paley	—	—	—	—
Juan N. Villalonga	—	—	—	—
David B. Wells	24,375	—	—	24,375

(1)	Amounts reflect the full grant-date fair value of stock options granted during 2016 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock options awards granted to our directors in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	As of December 31, 2016, (1) Ms. Falberg held stock options to purchase an aggregate of 30,303 shares and (2) Mr. Wells held stock options to purchase an aggregate of 25,000 shares. None of our other non-employee directors held stock options as of December 31, 2016.

Effective following our 2017 annual meeting of stockholders, our independent, non-employee directors will receive the following annual retainer fees for board and committee service: a cash retainer for each board member of $45,000 and, for the lead independent director, an additional cash retainer of $20,000. Members of the audit, compensation and nominating and corporate governance committees will receive an additional cash retainer of $10,000, $8,000 and $10,000, respectively, and the chair of each the foregoing committees will receive an additional cash retainer of $24,000, $16,000 and $10,000, respectively. Each director may make an annual election to receive an equity award in lieu of the cash retainer in the form of restricted stock, restricted stock units, stock options or a mix thereof. The equity awards will vest in quarterly installments over the one-year period following the grant or, if earlier, will vest in full on the date of our annual meeting.

Each newly elected director will receive an initial director equity award, upon initial election to our board with a value of $180,000 and may elect to receive the initial director equity award in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half options. The initial director equity award will generally vest in substantially equal quarterly installments over the three-year period following the grant. On the date of each annual meeting, continuing directors will receive an annual director equity grant with a value of $180,000 and may elect to receive the equity award in the form of restricted stock, restricted stock units, stock options or a mix thereof. The annual director equity award will vest in quarterly installments over the one-year period following the grant or, if earlier, will vest in full on the date of our next annual meeting. A director who is appointed to our board of directors other than on the date of an annual meeting will receive a prorated annual director equity award. Directors who join our board of directors on the date of an annual meeting will receive both an initial director equity grant and an annual director equity award.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Information Regarding Compensation Regarding Executive Officers and Directors” with management. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Information Regarding Compensation Regarding Executive Officers and Directors” section be included in this proxy statement.

COMPENSATION COMMITTEE

Kathryn E. Falberg (Chairperson)

Thomas Falk

David B. Wells

OWNERSHIP OF THE TRADE DESK, INC. COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 12, 2017, and as adjusted to reflect the sale of 4,846,600 shares of our Class A common stock by certain selling stockholders in connection with an underwritten public offering that occurred in May and June 2017 (the “Public Offering”), for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group;

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock; and

•	each of the selling stockholders in our Public Offering.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days of May 12, 2017. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 22,712,958 shares of Class A common stock and 17,347,978 shares of Class B common stock outstanding as of May 12, 2017. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 12, 2017 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o The Trade Desk, Inc., 42 N. Chestnut Street, Ventura, California 93001.

	Shares Beneficially Owned Prior to the Public Offering				Total Voting Power %(1)	Number of Shares Sold in the Public Offering	Shares Beneficially Owned After the Public Offering				Total Voting Power %(1)
	Class A		Class B				Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
5% Stockholders:
IA Venture Strategies Fund I, LP(2)	—	—	4,075,272	23.5	20.8	3,577,325	—	—	497,947	4.0	3.3
Entities affiliated with Founder Collective(3)	—	—	2,233,353	12.9	11.4	1,269,275	—	—	964,078	7.7	6.3
Wellington Management Group LLP(4)	3,437,494	15.1	—	—	1.8	—	3,437,494	12.5	—	—	2.3
Highwind S.a.r.l.(5)	—	—	2,331,000	13.4	11.9	—	—	—	2,331,000	18.6	15.3
Alliance Bernstein L.P.(6)	1,881,114	8.3	—	—	1.0	—	1,881,114	6.8	—	—	1.2
FMR LLC(7)	1,397,700	6.2	—	—	*	—	1,397,700	5.1	—	—	*
Named Executive Officers and Directors:
Jeff T. Green(8)	46,004	*	6,684,555	38.5	34.1	—	46,004	*	6,684,555	53.4	43.8
Brian J. Stempeck(9)	30,214	*	364,859	2.1	1.9	—	30,214	*	364,859	2.9	2.4
Robert D. Perdue(10)	83,880	*	389,790	2.2	2.0	—	83,880	*	389,790	3.0	2.6
Paul E. Ross(11)	50,102	*	86,568	*	*	—	50,102	*	86,568	*	*
Roger Ehrenberg(12)	—	—	4,075,272	23.5	20.8	3,577,325	—	—	497,947	4.0	3.3
Kathryn E. Falberg(13)	100,000	*	30,303	*	*	—	100,000	*	30,303	*	*
Thomas Falk(14)	136,052	*	273,812	1.6	1.5	—	136,052	*	273,812	2.2	1.9
Eric B. Paley(15)	—	—	2,233,353	12.9	11.4	1,269,275	—	—	964,078	7.7	6.3
Juan N. Villalonga	—	—	—	—	—	—	—	—	—	—	—
David B. Wells(16)	8,000	*	9,370	*	*	—	8,000	*	9,370	*	*
All executive officers and directors as a group (11 persons)(17)	635,845	2.8	14,975,495	82.3	73.4	4,846,600	635,845	2.3	10,128,895	75.8	63.2

*	Less than 1%.
(1)	Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.
(2)	Consists of 4,075,272 shares of Class B common stock held of record by IA Venture Strategies Fund I, LP. Roger Ehrenberg, one of our directors, is the managing member of IA Venture Partners, LLC, which is the general partner of IA Venture Strategies Fund I, LP and has voting and dispositive power over the shares held by IA Venture Strategies Fund I, LP. As a result, Mr. Ehrenberg may be deemed to have indirect beneficial ownership of the reported shares. The address for IA Venture Strategies Fund I, LP is 920 Broadway, 15th Floor, New York, New York 10010.
(3)	Consists of (a) 1,728,621 shares of Class B common stock held of record by Founder Collective, L.P., and (b) 504,732 shares of Class B common stock held of record by Founder Collective Entrepreneurs’ Fund, LLC. Founder Collective GP, LLC is the general partner of Founder Collective, LP and the managing member of Founder Collective Entrepreneurs’ Fund, LLC (collectively referred to as the “Founder Collective Entities”). Eric Paley, one of our directors, and David Frankel are the two managing members of Founder Collective GP, LLC and have shared voting and investment power over the reported shares. The address for the Founder Collective Entities is 1 Mifflin Place, Suite 300, Cambridge, Massachusetts 02138.
(4)	Based on information reported by Wellington Management Group LLP on Schedule 13G/A filed with the SEC on April 10, 2017, consists of 3,437,494 shares of Class A common stock reported as being beneficially owned by Wellington Management Group LLP. The shares are owned of record by clients of one or more investment advisors (the “Wellington Investment Advisors”) that are directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington Investment Advisors Holdings LLP controls directly or indirectly (through Wellington Management Global Holdings, Ltd.) the Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP; Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)	Based on information reported by Highwind S.a.r.l. on Schedule 13G/A filed with the SEC on March 13, 2017, consists of 2,331,000 shares of Class B common stock held of record by Highwind S.a.r.l. Highwind S.à r.l., a Luxembourg limited liability company, is controlled by Canepa TMT Global Fund CLP-SIF (the “Canepa Fund”), a Luxembourg common limited partnership organized as a specialized investment fund. The Canepa Fund is managed by its general partner, Canepa TMT Global Partners CLP (the “GP”), which makes all investment and voting decisions for the Canepa Fund. The managers of the GP are: Bertrand Party, Francisco Felix Rodriguez, Richard van’t Hof and Jose Vicini. Juan N. Villalonga, one of our directors, has been designated to our board of directors by Highwind S.a.r.l. The address for Highwind S.a.r.l is 75 Parc d’Activités, L-8308 Capellen, Luxembourg.
(6)	Based on information reported by AllianceBernstein L.P. on Schedule 13G filed with the SEC on April 7, 2017, consists of 1,881,114 shares of Class A common stock held of record by AllianceBernstein L.P. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.
(7)	Based on information reported by FMR LLC on Schedule 13F filed with the SEC on May 11, 2017, consists of 1,397,700 shares of Class A common stock held of record by FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(8)	Consists of (a) 36,400 shares of Class A common stock and 5,394,673 shares of Class B common stock held of record by Jeff T. Green, (b) 1,266,667 shares of Class B common stock held of record by Jeff T. Green, trustee of the Green Irrevocable Trust of 2015, (c) 9,604 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017, and (d) 23,215 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017.
(9)	Consists of (a) 23,900 shares of Class A common stock and 120,000 shares of Class B common stock held of record by Brian J. Stempeck, (b) 6,314 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017, and (c) 244,859 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017.
(10)	Consists of (a) 77,566 shares of Class A common stock and 95,000 shares of Class B common stock held of record by Robert D. Perdue, (b) 6,314 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017, and (c) 294,790 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017.
(11)	Consists of (a) 43,788 shares of Class A common stock held of record by Paul E. Ross, (b) 6,314 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017, and (c) 86,568 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017.
(12)	See footnote 2.
(13)	Consists of (a) 100,000 shares of Class A common stock held of record by Kathryn E. Falberg and (b) 30,303 shares of Class B common stock issuable upon the exercise of options currently exercisable within 60 days of May 12, 2017.
(14)	Consists of (a) 86,052 shares of Class A common stock and 183,556 shares of Class B common stock held of record by Revel Venture Fund I, L.P. (“Revel”), (b) 50,000 shares of Class A common stock and 66,445 shares of Class B common stock held of record by eValue AG (“eValue”) and (c) 23,811 shares of Class B common stock held of record by Entrepreneurs Investment Fund I, LP (“EIF I”). Thomas Falk, one of our directors, is one of the four managing members of Revel, owns approximately 90% of the economic interest and all of the voting interest of eValue, and is a member of the general partner of EIF I. Mr. Falk may be deemed to beneficially own the shares of Revel, eValue and EIF I. The address for Revel is 250 Hudson Street, 4th Floor, New York, New York 10013, the address for eValue is Kennedydamm 1, 40476 Dusseldorf, Germany and the address of EIF is c/o Digital Capital Advisors, The Empire State Building, 350 5th Avenue, Suite 7640, New York, New York 10118.
(15)	Consists of the shares described in footnote (3) above. Eric Paley, one of our directors, is a managing member of Founder Collective GP, LLC and may be deemed the indirect beneficial owner of such shares.
(16)	Consists of (a) 8,000 shares of Class A common stock held of record by David B. Wells and (b) 9,370 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 12, 2017.
(17)	Consists of (a) 600,985 shares of Class A common stock, (b) 14,121,660 shares of Class B common stock, (c) 34,860 shares of Class A common stock issuable pursuant to options currently exercisable or exercisable within 60 days of May 12, 2017, and (d) 853,835 shares of Class B common stock issuable pursuant to options currently exercisable or exercisable within 60 days of May 12, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Series C Convertible Preferred Stock Financing

In February 2016, we issued 11,500,587 shares of Series C convertible preferred stock at a price per share of $5.22 for aggregate gross consideration of $60.0 million. All shares of our outstanding Series C convertible preferred stock automatically converted into an aggregate 3,833,528 shares of Class B common stock on a one for one-third basis. The table below sets forth the number of shares of Series C convertible preferred stock sold to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Convertible Preferred Stock	Purchase Price
Entities affiliated with Wellington Management(1)	11,500,587	$60,000,000

(1)	Consists of (a) 17,091 shares of Series C convertible preferred stock purchased by Global Multi-Strategy Fund, (b) 9,583,823 shares of Series C convertible preferred stock purchased by Hadley Harbor Master Investors (Cayman) L.P., (c) 42,279 shares of Series C convertible preferred stock purchased by Hartford Global Capital Appreciation Fund, (d) 99,405 shares of Series C convertible preferred stock purchased by The Hartford Capital Appreciation Fund, and (e) 1,757,989 shares of Series C convertible preferred stock purchased by The Hartford Growth Opportunities Fund. Wellington Management Company LLP is the investment adviser to each of these entities.

Employment Arrangement

Ephraim Albaro, who is the brother-in-law of Jeff T. Green, our chief executive officer, has been employed in a non-executive capacity by us since 2012. For the year ended December 31, 2016, his total compensation was $134,463.

Second Amended and Restated Investors’ Rights Agreement

In February 2016, we entered into a second amended and restated investors’ rights agreement with certain stockholders (including entities with which certain of our directors are affiliated), which entitles them to rights with respect to the registration of their shares under the Securities Act. The following executive officers, directors and holders of more than 5% of our capital stock are entitled to registration rights under the second amended and restated investors’ rights agreement:

•	Jeff T. Green, Chief Executive Officer

•	Robert D. Perdue, Chief Operating Officer

•	David R. Pickles, Chief Technology Officer

•	Brian J. Stempeck, Chief Client Officer

•	Entities affiliated with Founder Collective(1)

•	Entities affiliated with Wellington Management(2)

•	Highwind S.a.r.l.(3)

•	IA Venture Strategies Fund I, LP(4)

(1)	As of March 31, 2017, Founder Collective, L.P. and Founder Collective Entrepreneurs’ Fund, LLC are collectively the holders of more than 5% of our capital stock. Founder Collective GP, LLC is the general partner of Founder Collective, LP and the managing member of Founder Collective Entrepreneurs’ Fund, LLC. Eric Paley, one of our directors, is one of the two managing members of Founder Collective GP, LLC, and was designated to our board of directors by Founder Collective, L.P. (together with affiliated entities).
(2)	As of March 31, 2017, Global Multi-Strategy Fund, Hadley Harbor Master Investors (Cayman) L.P., Hartford Global Capital Appreciation Fund, The Hartford Capital Appreciation Fund and The Hartford Growth Opportunities Fund are collectively the holders of more than 5% of our capital stock. Wellington Management Company LLP is the investment adviser to each of these entities.
(3)	As of March 31, 2017, Highwind S.a.r.l. is the holder of more than 5% of our capital stock. Juan N. Villalonga, one of our directors, has been designated to our board of directors by Highwind S.a.r.l.
(4)	As of March 31, 2017, IA Venture Strategies Fund I, LP is the holder of more than 5% of our capital stock. Roger Ehrenberg, one of our directors, is the founder and managing partner of IA Ventures, an entity affiliated with IA Venture Strategies Fund I, LP, and was designated to our board of directors by IA Venture Strategies Fund I, LP (together with its affiliated entities).

Second Amended and Restated Voting Agreement

In February 2016, we entered into a second amended and restated voting agreement with certain stockholders (including entities with which certain of our directors are affiliated), which entitled them to certain director designation rights with respect to our board of directors. For a description of these voting rights, see the section captioned “Management—Executive Officers and Directors—Voting Arrangements.” This agreement terminated upon the consummation of our IPO.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Our audit committee is tasked with reviewing and approving such transactions, taking into consideration all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2016.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the 2017 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

/s/ Jeff T. Green
JEFF T. GREEN President and Chief Executive Officer

Dated: June 23, 2017

THE TRADE DESK, INC. 42 N. CHESTNUT STREET VENTURA, CA 93001

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31061-P93489                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRADE DESK, INC.

The Board of Directors recommends you vote FOR the following nominees:
1. Election of Directors

Nominees:		For	Withhold

1a.	Jeff T. Green	☐	☐

1b.	Eric B. Paley	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.				☐	☐	☐

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Stockholders who wish to view the Proxy Statement and Annual Report on Form 10-K, as amended, of The Trade Desk, Inc. on the Internet can view the 2017 Annual Meeting materials at investors.thetradedesk.com.

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E31062-P93489

THE TRADE DESK, INC.

Annual Meeting of Stockholders

July 20, 2017 10:30 AM

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Jeff T. Green, Paul Ross and Vivian Yang, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE TRADE DESK, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on July 20, 2017, at the Westlake Village Inn, 31943 Agoura Rd., Westlake Village, CA 91361, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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